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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE



                  OPRAH WINFREY TO CONTINUE TO HOST AND PRODUCE
              "THE OPRAH WINFREY SHOW" FOR AN ADDITIONAL TWO YEARS
                             THROUGH THE YEAR 2002!


LOS ANGELES, CA, SEPTEMBER 24, 1998 -- HARPO Productions, Inc., the producer of THE OPRAH WINFREY SHOW and King World Productions, Inc., (NYSE:KWP) the program's distributor, today announced that Oprah Winfrey will continue to host and produce the Emmy Award-winning and highly-rated THE OPRAH WINFREY SHOW for an additional two years through the 2001-2002 broadcast season.

"I've renewed my commitment to continue THE OPRAH WINFREY SHOW beyond the year 2000 because I believe that real-life stories and guidance from our team of experts in a variety of fields can continue to enlighten and entertain our millions of viewers around the world," said Ms. Winfrey. "Now, more than ever, I am determined to 'run on and see what the end will be.'"

"THE OPRAH WINFREY SHOW remains the premier talk show on television today," stated Roger King, Chairman of King World. "No one has ever made as powerful an impact on the lives of viewers as Oprah, so we are thrilled that she has decided to continue hosting and producing THE OPRAH WINFREY SHOW through the 2001-2002 broadcast season and to extend the distribution of the show by King World. It is an honor to be associated with Oprah Winfrey and her talk show, and we look forward to taking this program of excellence and integrity into the 21st century."

Under the terms of King World's current agreement with HARPO, King World is the exclusive distributor of THE OPRAH WINFREY SHOW through the 1999-2000 television season, although HARPO is free to make any other arrangements for the distribution of the show thereafter. Under the arrangements announced today, HARPO and Ms. Winfrey have agreed to produce and host the show for the 2000-2001 and 2001-2002 seasons and to extend the engagement of King World as the exclusive distributor of the show for those seasons.

Under the amendment to the agreement between HARPO and King World relating to the distribution of the show, King World will receive distribution fees based on a percentage of the gross revenues generated by the show. Such distribution fees are significantly less than those applicable to seasons through the 1999-2000 season, and, as a result, the contribution of THE OPRAH WINFREY SHOW to King World's net profits and cash flow will decline. In connection with the amendment, King World has also agreed to pay HARPO $75 million within 30 days,





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representing an advance against the minimum participation payments to HARPO for the 2000-2001 broadcast season and an additional $75 million to HARPO on June 1, 2000, representing an advance against minimum participation payments to HARPO for the 2001-2002 broadcast season.

THE OPRAH WINFREY SHOW kicked off its 13th season in syndication on September 8, 1998. Since its 1986 premiere, the program has remained the #1 talk show for 12 consecutive seasons and has garnered 32 prestigious Daytime Emmy Awards, including the 1998 "Outstanding Talk Show" honor. Carried by 206 television stations nationwide, and in 135 international territories, THE OPRAH WINFREY SHOW reigns as the most popular talk show in the world, and is the highest-rated talk show in television history.

THE OPRAH WINFREY SHOW is produced by HARPO Productions, Inc. at HARPO Studios in Chicago, Illinois and is distributed exclusively by King World Productions, Inc. in domestic and international markets.

King World is the leading worldwide distributor of first-run programming, including WHEEL OF FORTUNE, JEOPARDY! and THE OPRAH WINFREY SHOW, the three highest-rated, first-run strips in syndication. The company produces and distributes the syndicated newsmagazine INSIDE EDITION, and distributes the MR. FOOD insert and a library of feature films and television programs. It also co-produces and distributes THE ROSEANNE SHOW and HOLLYWOOD SQUARES, and will co-produce and distribute THE MARTIN SHORT SHOW, which is being launched for possible premiere in Fall 1999. The Company's barter subsidiary, King World Media Sales, sells national advertising time in King World and other TV programming. Another subsidiary, King World Direct, is a worldwide, full-service, direct marketing company.

For further information, contact: Randi Cone, King World, (212) 315-4000